EXHIBIT 99.1

Splash Beverage Group, Inc. Announces NYSE American to Commence Delisting Proceedings for Warrants (Ticker: SBEV-WT)

FORT LAUDERDALE, FL - July 29, 2025 (NEWMEDIAWIRE) - Splash Beverage Group, Inc. (NYSE American: SBEV) (the “Company”), a portfolio company of leading beverage brands, today announced that on June 23, 2025, it received notice from NYSE Regulation that the NYSE American LLC (“NYSE American” or the “Exchange”) has determined to commence delisting proceedings with respect to the Company’s publicly traded warrants to purchase shares of common stock for $184.00 per share (the “Warrants”), which are listed under the ticker symbol SBEV-WT, and to suspend trading in the Warrants effective immediately.

NYSE Regulation determined that the Warrants are no longer suitable for continued listing pursuant to Section 1001 of the NYSE American Company Guide due to their low trading price.

The NYSE stated that it will apply to the Securities and Exchange Commission (the “SEC”) to delist the Warrants upon completion of all applicable procedures, including any appeal by the Company of the NYSE’s delisting determination. The Company has until July 30, 2025 to appeal the NYSE’s determination but does not intend to do so.

The delisting of the Warrants will not impact the listing or trading of the Company’s common stock, which will remain listed on the NYSE American under the ticker symbol SBEV. Additionally, the delisting of the Warrants will have no effect on the Company’s business operations or its ongoing reporting obligations under SEC rules.

Following the delisting, the Warrants may be eligible for quotation on an over-the-counter market, such as the OTC Pink tier of OTC Markets Group Inc., if a market maker applies for and obtains approval from FINRA to quote the securities. However, there can be no assurance that any market maker will apply to quote the Warrants, or that any such trading will commence or be sustained.

About Splash Beverage Group, Inc.

Splash Beverage Group, Inc. owns and operates a portfolio of alcoholic and non-alcoholic beverage brands, including Copa di Vino wine by the glass, Chispo tequilas, and Pulpoloco sangria. The Company’s strategy includes developing early-stage brands, as well as acquiring and accelerating brands with established market presence or category innovation. Led by an experienced management team, Splash is focused on expanding its portfolio and global distribution network.

For more information, visit:

●	www.SplashBeverageGroup.com

●	www.copadivino.com

●	https://chispotequila.com

●	www.pulpo-loco.com

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements reflect management’s current expectations and assumptions regarding future events and performance, and they involve risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements due to various factors, including but not limited to risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

SBEV has 1,552,693 shares issued and outstanding with a float of 1,381,427 shares.

Contact Information:

Splash Beverage Group / 954-745-5815 Info@SplashBeverageGroup.com

Dennis Burns 567-237-4132 dburns@SplashBeverageGroup.com